EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 1 to the Schedule 13G to which this Agreement is attached.

Dated: January 30, 2004

U.S. BANCORP PIPER JAFFRAY
DISCOVERY GROUP I, LLC,
for itself and as general partner of
DISCOVERY EQUITY
PARTNERS, L.P.

	By	/s/ Michael R. Murphy
Michael R. Murphy
Managing Member

/s/ Michael R. Murphy
Michael R. Murphy

/s/ Daniel J. Donoghue
Daniel J. Donoghue